Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of American Electric Power Company, Inc. on Form S-3 of our report dated February 21, 2003 (May 14, 2003 as to Notes 3, 16 and 30), appearing in the Current Report on Form 8-K dated May 14, 2003, of American Electric Power Company, Inc. and subsidiaries (which expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of SFAS 142 "Goodwill and Other Intangible Assets" and to certain impairments of goodwill, long-lived assets and other investments in the fourth quarter of 2002, and to the realignment of segments for financial reporting purposes), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audits of the financial statements referred to in our aforementioned report also included the consolidated financial statement schedule of American Electric Power Company, Inc. and subsidiaries, listed in Item 15 in the Annual Report on Form 10-K of American Electric Power Company, Inc. and subsidiaries for the year ended December 31, 2002. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Columbus, Ohio
May 23, 2003